Exhibit 99.1

Indaptus Therapeutics Reports Second Quarter 2024 Financial Results and Provides Corporate Update

NEW YORK (August 12, 2024) - Indaptus Therapeutics, Inc. (Nasdaq: INDP) (“Indaptus” or the “Company”), a clinical stage biotechnology company dedicated to pioneering innovative cancer and viral infection treatments, today announced financial results for the second quarter ended June 30, 2024, and provided a corporate update.

Jeffrey Meckler, Indaptus Therapeutics’ Chief Executive Officer, commented, “During the second quarter we had multiple opportunities to share our findings regarding our Phase 1 clinical trial to date, and to demonstrate the unique approach that our Decoy platform offers. These included impactful conferences such as the American Association for Cancer Research (AACR) annual meeting and the American Society of Clinical Oncology (ASCO) annual meeting, which are considered among the top annual oncology conferences. Further, our founder was once again recognized by the industry when he was named chair of the STING & TLR-Targeted Therapies Summit. We are encouraged by the results we have reported, along with the data we are seeing as we continue the multi-dose stage of the Phase 1 clinical trial. As Decoy20 continues to be well-tolerated in our Phase 1 clinical trial, we expect to progress to dosing multiple patients simultaneously. This will increase the data we receive and, as a result, is expected to accelerate the progress of the trial. We look forward to demonstrating continued impactful outcomes in the second half of the year.”

Key recent highlights:

●	Completed a $3 million registered direct offering and concurrent private placement on August 8, 2024, for net proceeds of approximately $2.5 million

●	Advancing clinical trial from single to weekly doses of Decoy20, the company completed one month of weekly dosing in three patients at the 3 x 10^7 Decoy20 dose

●	Completed a single dose cohort at the higher dose of 7 x 10^7 Decoy20 and intend to initiate weekly dosing later this year

●	Presented poster outlining data from 3 x 10^7 and 7 x 10^7 dose at the ASCO annual meeting on June 1, 2024, in Chicago

●	Presented poster outlining new mechanism of action data for Decoy platform at the AACR annual meeting in April 2024

●	Founder and Chief Scientific Officer, Michael Newman, Ph.D. presented additional data on the Company’s lead product candidate, Decoy20, at the 5th Annual STING & TLR-Targeted Therapies Summit in San Diego on June 19-20, 2024, where he was also named chair of the Summit

Financial Highlights for the Second Quarter Ended June 30, 2024

Research and development expenses for the three months ended June 30, 2024, were approximately $1.7 million, an increase of approximately $0.2 million compared with approximately $1.5 million in the three months ended June 30, 2023. The increase for the three-month period was primarily due to payroll and related expenses and stock-based compensation. Research and development expenses for the six months ended June 30, 2024, were approximately $3.3 million, a decrease of approximately $0.1 million compared with approximately $3.4 million in the six months ended June 30, 2023. The decrease for the six-month period was primarily due to a decrease of approximately $0.5 million in our manufacturing processes of Decoy20 that were conducted in 2023 and was offset by an increase of approximately $0.4 million in our Phase 1 clinical trial and in payroll and related expenses.

General and administrative expenses for the three months ended June 30, 2024, were approximately $2.4 million, an increase of approximately $0.4 million compared with approximately $2.0 million in the three months ended June 30, 2023. The increase was primarily due to payroll and related expenses, legal fees and investor relations expenses. General and administrative expenses for the six months ended June 30, 2024, were approximately $4.7 million, an increase of approximately $0.1 million compared with approximately $4.6 million in the six months ended June 30, 2023. The increase for the six-month period was primarily due to payroll and related expenses and stock-based compensation.

Loss per share for the three months ended June 30, 2024, was approximately $0.47 compared with approximately $0.39 for the three months ended June 30, 2023. Loss per share for the six months ended June 30, 2024, was approximately $0.92 compared with approximately $0.89 per share for the six months ended June 30, 2023.

As of June 30, 2024, the Company had cash and cash equivalents of approximately $7.3 million and on August 8, 2024, the Company raised $3.0 million in a registered direct offering of 1,643,837 shares of common stock at a purchase price of $1.825 per share and a concurrent private placement, in which the Company also issued to the purchasers in the offering unregistered warrants to purchase 1,643,837 shares of common stock. The warrants have an exercise price of $1.70 per share, are immediately exercisable, and will expire five years from the date of issuance. The total net proceeds of the registered direct offering and the private placement were approximately $2.5 million. As of December 31, 2023, the Company had cash and cash equivalents of $13.4 million. The Company expects that its current cash and cash equivalents will support its ongoing operating activities into the first quarter of 2025. This cash runway guidance is based on the Company’s current operational plans and excludes any additional funding and any business development activities that may be undertaken. Indaptus continues to assess all financing options that would support its corporate strategy.

Net cash used in operating activities was approximately $6.4 million for the six months ended June 30, 2024, compared with net cash used in operating activities of approximately $7.1 million for the six months ended June 30, 2023. The decrease of approximately $0.7 million in net cash used was primarily attributable to a settlement fee that was paid in February 2023.

There was no net cash provided by or used in investing activities in the six months ended June 30, 2024. Net cash provided by investing activities was approximately $10.1 million for the six months ended June 30, 2023, which was related to the maturity of $17.0 million in marketable securities, offset by net investment of approximately $6.9 million in marketable securities.

Net cash provided by financing activities for the six months ended June 30, 2024, was approximately $0.4 million, which was provided by issuance and sale of our common stock under the At The Market Offering Agreement. There was no net cash provided by or used in financing activities in the six months ended June 30, 2023.

About Indaptus Therapeutics

Indaptus Therapeutics has evolved from more than a century of immunotherapy advances. The Company’s novel approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and pathways and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system-activating signals that can be administered safely intravenously (i.v.). Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria producing a multiple Toll-like receptor (TLR), Nucleotide oligomerization domain (NOD)-like receptor (NLR) and Stimulator of interferon genes (STING) agonist Decoy platform. The product candidates are designed to have reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cells and pathways of innate and adaptive immunity. Decoy product candidates represent an antigen-agnostic technology that have produced single-agent activity against metastatic pancreatic and orthotopic colorectal carcinomas, single agent eradication of established antigen-expressing breast carcinoma, as well as combination-mediated eradication of established hepatocellular carcinomas, pancreatic and non-Hodgkin’s lymphomas in standard pre-clinical models, including syngeneic mouse tumors and human tumor xenografts. In pre-clinical studies tumor eradication was observed with Decoy product candidates in combination with anti-PD-1 checkpoint therapy, low-dose chemotherapy, a non-steroidal anti-inflammatory drug, or an approved, targeted antibody. Combination-based tumor eradication in pre-clinical models produced innate and adaptive immunological memory, involved activation of both innate and adaptive immune cells, and was associated with induction of innate and adaptive immune pathways in tumors after only one i.v. dose of Decoy product candidate, with associated “cold” to “hot” tumor inflammation signature transition. IND-enabling, nonclinical toxicology studies demonstrated i.v. administration without sustained induction of hallmark biomarkers of cytokine release syndromes, possibly due to passive targeting to liver, spleen, and tumor, followed by rapid elimination of the product candidate. Indaptus’ Decoy product candidates have also produced meaningful single agent activity against chronic hepatitis B virus (HBV) and chronic human immunodeficiency virus (HIV) infections in pre-clinical models.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These include statements regarding management’s expectations, beliefs and intentions regarding, among other things: our expectations and plans regarding our Phase 1 clinical trial of Decoy20, including the timing and design thereof and expected immune responses as we dose more patients in the multi-dosing part of the trial; the anticipated effects of our product candidates, including Decoy20; the plans and objectives of management for future operations; our research and development activities and costs; the sufficiency of our cash and cash equivalents to fund our ongoing activities and our cash management strategy; and our assessment of financing options to support our corporate strategy. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to the following: our limited operating history; conditions and events that raise substantial doubt regarding our ability to continue as going concern; the need for, and our ability to raise, additional capital given our lack of current cash flow; our clinical and preclinical development, which involves a lengthy and expensive process with an uncertain outcome; our incurrence of significant research and development expenses and other operating expenses, which may make it difficult for us to attain profitability; our pursuit of a limited number of research programs, product candidates and specific indications and failure to capitalize on product candidates or indications that may be more profitable or have a greater likelihood of success; our ability to obtain and maintain regulatory approval of any product candidate; the market acceptance of our product candidates; our reliance on third parties to conduct our preclinical studies and clinical trials and perform other tasks; our reliance on third parties for the manufacture of our product candidates during clinical development; our ability to successfully commercialize Decoy20 or any future product candidates; our ability to obtain or maintain coverage and adequate reimbursement for our products; the impact of legislation and healthcare reform measures on our ability to obtain marketing approval for and commercialize Decoy20 and any future product candidates; product candidates of our competitors that may be approved faster, marketed more effectively, and better tolerated than our product candidates; our ability to adequately protect our proprietary or licensed technology in the marketplace; the impact of, and costs of complying with healthcare laws and regulations, and our failure to comply with such laws and regulations; information technology system failures, cyberattacks or deficiencies in our cybersecurity; and unfavorable global economic conditions. These and other important factors discussed under the caption “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 to be filed with the SEC, our most recent Annual Report on Form 10-K filed with the SEC on March 13, 2024, and our other filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law.

Contact: investors@indaptusrx.com

Investor Relations Contact:

CORE IR
Louie Toma
louie@coreir.com

Media Contact:

Cuttlefish Communications

Shira Derasmo

shira@cuttlefishpr.com

917-280-2497

INDAPTUS THERAPEUTICS, INC.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$7,301,751	$13,362,053
Prepaid expenses and other current assets	186,726	633,156

Total current assets	7,488,477	13,995,209

Non-current assets:
Property and equipment, net	-	735
Right-of-use asset	128,630	173,206
Other assets	504,728	754,728

Total non-current assets	633,358	928,669

Total assets	$8,121,835	$14,923,878

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$1,824,825	$2,672,327
Operating lease liability, current portion	103,223	101,705

Total current liabilities	1,928,048	2,774,032

Non-current liabilities:
Operating lease liability, net of current portion	27,579	73,348

Total non-current liabilities	27,579	73,348

Total liabilities	1,955,627	2,847,380

Commitments and contingencies

Stockholders’ equity:
Common stock: $0.01 par value, 200,000,000 shares authorized as of June 30, 2024 and December 31, 2023; 8,553,047 shares issued and outstanding as of June 30, 2024 and 8,401,047 shares issued and outstanding as of December 31, 2023	85,531	84,011
Additional paid in capital	59,319,777	57,409,643
Accumulated deficit	(53,239,100)	(45,417,156)

Total stockholders’ equity	6,166,208	12,076,498

Total liabilities and stockholders’ equity	$8,121,835	$14,923,878

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$1,713,973	$1,480,485	$3,305,115	$3,360,385
General and administrative	2,394,912	2,014,777	4,747,009	4,590,043

Total operating expenses	4,108,885	3,495,262	8,052,124	7,950,428

Loss from operations	(4,108,885)	(3,495,262)	(8,052,124)	(7,950,428)

Other income, net	93,618	250,197	230,180	452,125

Net loss	$(4,015,267)	$(3,245,065)	$(7,821,944)	$(7,498,303)

Net loss available to common stockholders per share of common stock, basic and diluted	$(0.47)	$(0.39)	$(0.92)	$(0.89)

Weighted average number of shares used in calculating net loss per share, basic and diluted	8,543,919	8,401,047	8,493,394	8,401,047
Net loss	$(4,015,267)	$(3,245,065)	$(7,821,944)	$(7,498,303)
Other comprehensive income (loss):
Reclassification adjustment for interest earned on marketable securities included in net loss	-	(161,197)	-	(290,426)
Change in unrealized gain on marketable securities	-	117,895	-	328,147
Comprehensive loss	$(4,015,267)	$(3,288,367)	$(7,821,944)	$(7,460,582)

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(7,821,944)	$(7,498,303)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	735	643
Stock-based compensation	1,557,543	1,455,610
Interest earned on marketable securities	-	(290,426)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	696,430	614,172
Accounts payable and other current liabilities	(847,502)	(1,350,222)
Operating lease right-of-use asset and liability, net	325	(455)
Net cash used in operating activities	(6,414,413)	(7,068,981)

Cash flows from investing activities:
Maturity of marketable securities	-	17,000,000
Purchase of marketable securities	-	(6,859,432)
Net cash provided by investing activities	-	10,140,568

Cash flows from financing activities:
Issuance of shares of common stock	375,588	-
Issuance costs	(21,477)	-
Net cash provided by financing activities	354,111	-

Net (decrease) increase in cash and cash equivalents	(6,060,302)	3,071,587

Cash and cash equivalents at beginning of period	13,362,053	9,626,800

Cash and cash equivalents at end of period	$7,301,751	$12,698,387

Noncash investing and financing activities
Change in unrealized gain/loss on marketable securities	$-	$37,721
ASC 842 lease renewal option exercise	$-	$236,506
Reclassification of security deposit	$-	$16,477